                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Dollars in 000's


                                                                            Year Ended December 31,
                                           ---------------------------------------------------------------------------
                                               1998            1997           1996            1995           1994
                                           -------------    ------------   ------------    ------------   ------------
Earnings:
  Earnings/(Loss) from Continuing Operations     (42,000)      742,000        596,000          461,000        506,000

  Add Back
    Fixed charges less interest capitalized       85,693        72,035         78,593           43,771         30,163
                                               ---------    ------------   ------------    ------------   ------------

      Total earnings                              43,693       814,035        674,593          504,771        536,163
                                               =========    ============   ============    ============   ============

Fixed Charges:
  Interest, capitalized and expensed               3,693         3,735            593              771          2,163
  Interest component of rental payments           82,000        72,000         78,000           43,000         28,000
                                               ---------    ------------   ------------    ------------   ------------
      Total fixed charges                         85,693        75,735         78,593           43,771         30,163
                                               =========    ============   ============    ============   ============

Ratio of Earnings to Fixed Charges                    NM*        10.75           8.58            11.53          17.78
                                               =========    ============   ============    ============   ============

*  Not meaningful.

For purposes of computing this ratio, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense. Earning were insufficient to cover fixed charges by $42,000 for the year ended December 31, 1998. Excluding the realignment charge of $725 million taken by United HealthCare in the second quarter of 1998, the pro forma ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 8.97.